Exhibit 10.4

SPONSOR LETTER AGREEMENT

This SPONSOR LETTER AGREEMENT (this “Agreement”) is entered into as of October 29, 2022, by and among WHC Worldwide, LLC, a Missouri limited liability company (the “Company”), Spree Acquisition Corp. 1 Limited, a Cayman Islands exempted company (“Spree”), Spree Operandi LP, a Cayman Islands exempted limited partnership and its wholly-owned subsidiary, Spree Operandi U.S. LP, a Delaware limited partnership (the “Spree Sponsor”), each of Messrs. Eran (Rani) Plaut, Nir Sasson, Shay Kronfeld, Joachim Drees, Steven Greenfield, David Riemenschneider and Philipp von Hagen (collectively, the “Insiders”) and, solely for purposes of amending the Sponsor Letter (as defined below), each of Steven Greenfield and Shay Kronfeld (collectively, the “Officers”). Each of the Company, Spree, the Spree Sponsor and each of the Insiders are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Each of the Spree Sponsor and each of the Insiders are sometimes referred to herein individually as a “Shareholder.” Except as otherwise specified herein, capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Business Combination Agreement (as defined below).

WHEREAS, concurrently with the execution of this Agreement, Spree and the Company entered into that certain Business Combination Agreement (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”);

WHEREAS, the Business Combination Agreement contemplates that, on the terms and subject to the conditions therein, on the Closing Date, Spree will acquire certain equity interests and equity-linked securities of the Company, with Spree becoming the sole managing member of the Company (collectively, and together with the other transactions contemplated by the Business Combination Agreement and the Ancillary Documents, the “Transactions”);

WHEREAS, reference is hereby made to the following Contracts (collectively, the “Affected Agreements”):

(A) that certain Letter Agreement dated December 15, 2021 and delivered by the Spree Sponsor, and the Insiders to Spree (the “Sponsor Letter”);

(B) that certain Warrant Agreement dated December 15, 2021 between Spree and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent” and, such agreement, the “Warrant Agreement”); and

(C) that certain Registration Rights Agreement dated December 15, 2021 by and among Spree, the Spree Sponsor and certain other equityholders named therein;

WHEREAS, as of the date hereof, each Shareholder, in its respective capacity as such, is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of the number of (i) Pre-Closing Spree Class A Shares, (ii) private placement warrants (the “Warrants”) to purchase an aggregate number of Pre-Closing Spree Class A Shares and/or (iii) Pre-Closing Spree Class B Shares, in each case, set forth on Exhibit A attached hereto opposite such person’s name on such Exhibit (collectively, with respect to each Shareholder, the “Subject Securities”);

WHEREAS, as part of the Transactions, each of the Pre-Closing Spree Class B Shares will be converted into one Pre-Closing Spree Class A Share and, subsequently, into one Post-Closing Spree Class A Share;

WHEREAS, in connection with the Transactions, at the Closing, the Investor Rights Agreement, entered into on October [●], 2022, by and among Spree, the Company, each of the Shareholders and certain other parties set forth therein, will become effective;

WHEREAS, in consideration for the benefits to be received by the Spree Sponsor and each of the Insiders under the terms of the Business Combination Agreement and as a material inducement to the Company and Spree agreeing to enter into and consummate the transactions contemplated by the Business Combination Agreement, the Spree Sponsor and each of the Insiders agrees to enter into this Agreement and to be bound by the applicable agreements, covenants and obligations contained in this Agreement; and

WHEREAS, the Parties acknowledge and agree that the Company and Spree would not have entered into and agreed to consummate the transactions contemplated by the Business Combination Agreement without each of the Shareholders entering into this Agreement and agreeing to be bound by the applicable agreements, covenants and obligations contained in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties and, solely for purposes of amending the Sponsor Letter, the Officers, each intending to be legally bound, hereby agree as follows:

1. Sponsor Letter. The Company, Spree, the Spree Sponsor, each Insider and each Officer hereby agree as follows:

(a) The Sponsor Letter provides in Section 1 thereof for certain requirements of the Spree Sponsor, and the Insiders in respect of a Business Combination (in each case, as defined therein), including in respect of voting all Founder Shares and Private Placement Shares (in each case, as defined therein) beneficially owned by the Spree Sponsor and by the Insiders (the “Shares”), as applicable, in favor of such Business Combination and forgoing redemption rights in respect thereof. The Transactions constitute a Business Combination for purposes of the Sponsor Letter and the Spree Sponsor, and each Insider will comply with its, his or her respective obligations under Section 1 of the Sponsor Letter. In furtherance of such obligations, and without limiting the prior sentence, each Shareholder agrees, that prior to the Expiration Date (as defined below), at any meeting of Spree’s shareholders or any adjournment or postponement thereof, or in connection with any written consent of Spree’s shareholders, with respect to the Transactions, such Shareholder shall:

(i) not form a group (as defined in Rule 13(d)(3) under the Exchange Act) to vote against any directors nominated by the Company (or the Pre-Closing Company Members);

(ii) vote (or cause to be voted) or deliver a written consent (or cause a written consent to be delivered), in such person’s capacity as a shareholder, covering all of the Shares that such Shareholder shall be entitled to so vote: (A) in favor of adoption and approval of the Business Combination Agreement, the Transactions and any other proposals recommended by Spree’s board of directors in connection with the Transaction as to which shareholders of Spree are called upon to vote or consent to; (B) against any action or agreement that would reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Spree or its Affiliates under the Business Combination Agreement or that would reasonably be expected to result in any of the conditions to Spree’s or any of its Affiliates’ obligations under the Business Combination Agreement not being fulfilled; (C) against any Spree Acquisition Proposal, or any agreement, transaction or other matter that is intended to, or would reasonably be expected to, impede, interfere with, delay, postpone, discourage or materially and adversely affect the consummation of the Transactions and (D) in favor of the directors nominated or designated by the Company (or the Pre-Closing Company Members);

(iii) attend such meeting or otherwise cause all Shares to be counted as present thereat for purposes of calculating a quorum;

(iv) waive any applicable adjustment to the conversion ratio set forth in the Governing Documents of Spree or any other applicable anti-dilution or similar protections with respect to the Pre-Closing Spree Class B Shares held by it (whether resulting from the transactions contemplated by the PIPE Subscription Agreements or otherwise such that the Pre-Closing Spree Class B Shares will convert into Post-Closing Spree Class A Shares on a 1:1 basis) in order to effect the Spree Share Conversion upon Closing; and

(v) at the option of the Company, Spree Sponsor and each Insider as applicable shall cancel any Pre-Closing Spree Warrants held by it in a manner proportionate to the extent of any Spree Shareholder Redemptions from the Trust Account that cause the aggregate cash proceeds from the Trust Account to be less than $50 million.

The Shareholders shall not take or commit or agree to take any action inconsistent with the foregoing.

(b) The Sponsor and each Insider hereby further waives any redemption rights with respect to its Shares it, he or she may have in connection with the consummation of the transactions to be consummated by the Business Combination Agreement, including, without limitation, any such rights available in the context of a shareholder vote to approve the Business Combination Agreement or in the context of a tender offer made by the Company to purchase Pre-Closing Class A Shares.

(c) Section 6 of the Sponsor Letter is hereby amended and restated to provide in its entirety as follows:

“[Reserved].”

For the avoidance of doubt, if the Business Combination Agreement is terminated in accordance with its terms, then this clause (b) (and the amendment and restatement contemplated by this clause (b)) shall be of no further force and effect and Section 6 of the Sponsor Letter shall be reinstated and effective from and after such time.

(d) As used herein, “Expiration Date” means the earliest to occur of (i) the Closing, (ii) such date and time as the Business Combination Agreement shall be terminated in accordance with its terms, and (iii) upon the mutual written agreement of the Parties.

2. Anti-Dilution Adjustment Waiver. Subject to, and conditioned upon the occurrence of and effective as of immediately prior to the Closing, the Spree Sponsor, which is the holder of at least a majority of the outstanding Pre-Closing Spree Class B Shares as of the date hereof, hereby waives on behalf of the holders of all Pre-Closing Spree Class B Shares, pursuant to and in compliance with Spree’s Governing Documents, any adjustment to the conversion ratio set forth therein, and any rights to other anti-dilution protections with respect to the Pre-Closing Spree Class B Shares, that may result from the PIPE Financing and/or the consummation of the Transactions.

3. Spree Expenses. No later than three Business Days prior to the Closing, Spree shall deliver to the Company a reasonably detailed calculation of the Spree Expenses, along with reasonably detailed supporting documentation. To the extent such Unpaid Spree Expenses exceeds the difference between $25,000,000 and the Unpaid Company Expenses that are specified in Schedule I of the Business Combination Agreement and attributable to the Company (such excess Spree Expenses, the “Excess Spree Expenses”), the Spree Sponsor shall pay or cause to be paid to the Company such Excess Spree Expenses either, at its option (a) in cash by wire transfer of immediately available funds, pursuant to written wire instructions provided by the Company no later than two Business Days prior to the Closing, (b) by surrendering Shares beneficially owned by the Spree Sponsor to Spree for cancellation (with each Share valued at $10.00 per share for such purposes) or (c) by a combination of cash or surrendered Shares as provided in clauses (a) and (b).

4. Other Covenants and Agreements.

(a) Each Shareholder hereby agrees to be bound by and subject to (i) Sections 5.3(a) (Confidentiality and Access to Information) and 5.4 (Public Announcements) of the Business Combination Agreement to the same extent as such provisions apply to the parties thereto, as if such Shareholder is directly a party thereto, and (ii) Section 5.7 (Spree Exclusive Dealing) of the Business Combination Agreement to the same extent as such provisions apply to Spree, as if such Shareholder is directly party thereto.

(b) If applicable, prior to the Closing, each Shareholder hereby agrees to as promptly as practicable execute and deliver all additional agreements, documents or instruments, take, or cause to be taken, all actions and provide, or cause to be provided, all additional information or other materials as may be necessary or reasonably advisable, in each case, as mutually reasonably determined and agreed to by Spree and the Company (such determination and agreement not to be unreasonably withheld, conditioned or delayed by either Spree or the Company), in connection with, or otherwise in furtherance of, the transactions and the other covenants and agreements contemplated by the Business Combination Agreement or this Agreement (provided, however, that in no event shall any Shareholder be obligated to take, approve or consent to any action that would result in any adverse economic or other material change to the Business Combination Agreement, this Agreement or any other Ancillary Document to which he, she or it is or will be a party). If applicable, from and after the Closing, the Spree Sponsor and the Company each hereby agrees to as promptly as practicable execute and deliver execute and deliver all additional agreements, documents or instruments, take, or cause to be taken, all actions and provide, or cause to be provided, all additional information or other materials as may be reasonably necessary to effectuate the purpose of the covenants and agreements of this Agreement that survive the Closing. Notwithstanding the foregoing, no Shareholder or the Company shall be required to provide any information that is, based on the advice of outside counsel, subject to legal privilege.

(c) Each Shareholder acknowledges and agrees that Spree and the Company are entering into the Business Combination Agreement in reliance upon such Shareholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the applicable agreements, covenants and obligations contained in this Agreement and, but for each Shareholder entering into this Agreement and agreeing to be bound by, and perform, or otherwise comply with, as applicable, the applicable agreements, covenants and obligations contained in this Agreement, Spree and the Company would not have entered into or agreed to consummate the transactions contemplated by the Business Combination Agreement.

5. Shareholder Representations and Warranties. Each Shareholder represents and warrants, as of the date hereof, solely with respect to himself, herself or itself, and not on behalf of any other Shareholder, to the Company and Spree as follows:

(a) The Shareholder (if not an individual) is a corporation, company, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of formation, incorporated or organization (as applicable).

(b) The Shareholder (if not an individual) has the requisite corporate, limited liability company or other similar power and authority and, if the Shareholder is an individual, legal capacity to execute and deliver this Agreement, to perform his, her or its covenants, agreements and obligations hereunder (including, for the avoidance of doubt, those covenants, agreements and obligations hereunder that relate to the provisions of the Business Combination Agreement), and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement has been duly authorized by all necessary corporate or other action on the part of the Shareholder. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid, legal and binding agreement of the Shareholder (assuming that this Agreement is duly authorized, executed and delivered by the other parties hereto), enforceable against the Shareholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c) No consent, approval or authorization of, or designation, declaration or filing with, any Governmental Entity is required on the part of the Shareholder with respect to the Shareholder’s execution, delivery or performance of his, her or its covenants, agreements or obligations under this Agreement (including, for the avoidance of doubt, those covenants, agreements and obligations under this Agreement that relate to the provisions of the Business Combination Agreement) or the consummation of the transactions contemplated hereby, except for (i) any filings with the SEC related to his, her or its ownership of Equity Securities of Spree or the transactions contemplated by the Business Combination Agreement, this Agreement or any other Ancillary Documents to which he, she or it is a party, or (ii) any other consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not reasonably be expected to adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of his, her or its covenants, agreements or obligations hereunder in any material respect.

(d) None of the execution or delivery of this Agreement by the Shareholder, the performance by the Shareholder of any of his, her or its covenants, agreements or obligations under this Agreement or the consummation of the transactions contemplated hereby will, directly or indirectly (with or without due notice or lapse of time or both) (i) if the Shareholder is not an individual, result in any breach of any provision of the Shareholder’s Governing Documents, (ii) result in a violation or breach of, or constitute a default or give rise to any right of termination, Consent, cancellation, amendment, modification, suspension, revocation or acceleration under, any of the terms, conditions or provisions of any Contract to which the Shareholder is a party, (iii) violate, or constitute a breach under, any Order or applicable Law to which the Shareholder or any of his, her or its properties or assets are bound or (iv) other than the restrictions contemplated by this Agreement, the Business Combination Agreement or any other Ancillary Document to which such Shareholder is or will be a party, result in the creation of any Lien upon the Subject Securities (other than as expressly provided under this Agreement), except, in the case of any of clauses (ii) and (iii) above, as would not reasonably be expected to adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of his, her or its covenants, agreements or obligations hereunder in any material respect.

(e) The Shareholder is, as of the date hereof, the record and beneficial owner of the Subject Securities as set forth on Exhibit A hereto. The Shareholder has the sole right to vote (and provide consent in respect of, as applicable) the Subject Securities set forth on Exhibit A hereto as of the date hereof. Except for this Agreement, the Business Combination Agreement, the other Ancillary Documents to which he, she or it is or will be a party, the Affected Agreements and the Governing Documents of Spree, the Shareholder is not party to or bound by (i) any option, warrant, purchase right or other Contract that would reasonably be expected (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) to require the Shareholder to Transfer any of the Subject Securities or (ii) any voting trust, proxy or other Contract with respect to the voting or Transfer of any of the Subject Securities, in the case of either clause (i) or (ii), that would reasonably be expected to adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of his, her or its covenants, agreements or obligations hereunder in any material respect.

(f) There is no Proceeding pending or, to the Shareholder’s knowledge, threatened against or involving the Shareholder or any of his, her or its Affiliates that, if adversely decided or resolved, would reasonably be expected to adversely affect the ability of the Shareholder to perform, or otherwise comply with, any of its covenants, agreements or obligations under this Agreement in any material respect.

(g) The Shareholder, on his, her or its own behalf and on behalf of his, her or its Representatives, acknowledges, represents, warrants and agrees that he, she or it has conducted his, her or its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of, the Company and the Transactions as he, she or it and his, her or its Representatives have deemed necessary to enable him, her or it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the Transactions.

(h) In entering into this Agreement, the Shareholder has relied solely on his, her or its own investigation and analysis and the representations and warranties expressly set forth herein and no other representations or warranties of Spree, the Company or any other Person, either express or implied, and the Shareholder, on his, her or its own behalf and on behalf of his, her or its Representatives, acknowledges, represents, warrants and agrees that, except for the representations and warranties expressly set forth in this Agreement, none of Spree, the Company or any other Person makes or has made any representation or warranty, either express or implied, to the Shareholder in connection with or related to this Agreement, the Business Combination Agreement or the other Ancillary Documents or the transactions contemplated hereby or thereby.

6. Company and Spree Acknowledgement. In entering into this Agreement, the Business Combination Agreement and the other Ancillary Documents to which it is or will be a party, neither of the Company nor Spree have relied on any representations or warranties of any Shareholder, either express or implied, except for the representations and warranties of the Shareholders expressly set forth in this Agreement or in such other Ancillary Documents to which such Shareholders is or will be a party and to which Spree or the Company, as applicable, is or will be a party.

7. Transfer of Subject Securities. From and after the date hereof and until the earlier of (a) the termination of this Agreement in accordance with its terms and (b) the Closing, each Shareholder agrees not to (i) Transfer (as defined in the Sponsor Letter) any of the Subject Securities, (ii) enter into (A) any option, warrant, purchase right, or other Contract that would reasonably be expected (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) to require the Shareholder to Transfer the Subject Securities or (B) any voting trust, proxy or other Contract with respect to the voting or Transfer of the Subject Securities, or (iii) take any actions in furtherance of any of the matters described in the foregoing clauses (i) or (ii); provided, that, notwithstanding any other provision of this Agreement to the contrary, each Shareholder shall be permitted to make transfers to its Affiliates and limited partners, or its or their Affiliates, members or limited partners, so long as (x) prior to any such transfer, such Shareholder shall deliver a written notice of such Transfer to the Company and, (y) as a condition to any such transfer, such permitted transferee shall execute a joinder and acknowledgement reasonably satisfactory to the Company agreeing to be bound by and made a party to this Agreement; provided, further, that, any such transfer shall not relieve, discharge or otherwise modify the obligations of such Shareholder under this Agreement.

8. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party or Officer, and be void ab initio, upon the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties or Officers shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (a) the termination of this Agreement shall not affect any Liability on the part of any Party or Officer for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, (b) Section 4, this Section 8 and the representations and warranties set forth in Sections 5(g) and (h) shall each survive any termination of this Agreement, and (c) Sections 9 through 17 shall survive any termination of this Agreement. For purposes of this Agreement, (x) “Willful Breach” means a material breach of this Agreement that is a consequence of an act or a failure to act by the breaching Party or Officer with the knowledge that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement and (y) “Fraud” means an act or omission by a Party, and requires: (i) a false or incorrect representation or warranty expressly made by such Party in this Agreement, (ii) with actual knowledge (as opposed to constructive, imputed or implied knowledge) by the Party making such representation or warranty that such representation or warranty expressly set forth in this Agreement is false or incorrect, (iii) an intention to deceive another Party, to induce him, her or it to enter into this Agreement, (iv) another Party, in justifiable or reasonable reliance upon such false or incorrect representation or warranty expressly set forth in this Agreement, entering into this Agreement, and (v) another Party suffering damage by reason of such reliance. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud or any torts (including a claim for fraud or alleged fraud) based on negligence or recklessness.

9. No Other Capacity. Notwithstanding anything in this Agreement to the contrary, (a) no Shareholder makes any agreement or understanding herein in any capacity other than in such Shareholder’s capacity as a record holder and beneficial owner of the Subject Securities (i.e., if such Shareholder is an individual, not in such Shareholder’s capacity as a director, officer or employee of Spree); and (b) nothing herein will be construed to limit or affect any action or inaction by (i) an Insider or (ii) in the case of the Spree Sponsor, any representative of the Spree Sponsor serving as a member of the board of directors of Spree or as an officer, employee or fiduciary of Spree, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of Spree (which such actions shall be governed by the Business Combination Agreement or such other Ancillary Agreements applicable to action or inaction taken in such capacity).

10. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given) by delivery in person, by e-mail (having obtained electronic delivery confirmation thereof (i.e., an electronic record of the sender that the email was sent to the intended recipient thereof without an “error” or similar message that such email was not received by such intended recipient)), or by registered or certified mail (postage prepaid, return receipt requested) (upon receipt thereof) to the other Parties as follows:

(i) If to Spree, to:

Spree Acquisition Corp. 1 Limited

1922 Wildwood PL NE

Atlanta GA, 30324, USA

Attn.: Chairman of the Board

Email: sg@spree1.com

with a copy (which shall not constitute notice) to:

Meitar Law Offices

16 Abba Hillel Rd.

Ramat Gan 5250608, Israel

Attn.: David Chertok

Email: dchertok@meitar.com

and

McDermott Will & Emery LLP

One Vanderbilt Ave.

New York, NY 10017

Attn: Mark Selinger

Email: mselinger@mwe.com

(ii) If to the Company, to:

WHC Worldwide, LLC

1300 Lydia Ave.

Kansas City, MO, 64106

Attn.: Chief Executive Officer

Email: wmgeorge@ztrip.com

with copies (which shall not constitute notice) to:

Stinson LLP

1201 Walnut Street, Suite 2900

Kansas City, MO 64106

Attn.: Jack Bowling & Stephen Quinlivan

Email: jack.bowling@stinson.com

stephen.quinlivan@stinson.com

(iii) if to an Insider or an Officer, to the address on the Insider’s or Officer’s respective signature page hereto;

or to such other address as the party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

11. Entire Agreement. This Agreement, the Business Combination Agreement and documents referred to herein and therein (including the Ancillary Documents) constitute the entire agreement of the Parties and Officers with respect to the subject matter of this Agreement, and supersede all prior agreements and undertakings, both written and oral, among the Parties and Officers with respect to the subject matter of this Agreement, except as otherwise expressly provided in this Agreement. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Affected Agreement, this Agreement shall control with respect to the subject matter thereof.

12. Amendments and Waivers; Assignment. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by the Shareholders, the Company and Spree. Notwithstanding the foregoing, no failure or delay by any Party or Officer, as applicable, in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assignable by a Shareholder or the Company without Spree’s prior written consent (to be withheld or given in its sole discretion) or by Spree or a Shareholder without the Company’s prior written consent (to be withheld or given in its sole discretion). Any attempted assignment of this Agreement not in accordance with the terms of this Section 12 shall be null and void ab initio.

13. Fees and Expenses. Except, in the case of Spree and the Company, as otherwise expressly set forth in the Business Combination Agreement, and without limitation to Section 3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses; provided, that, any such reasonable and documented fees and expenses incurred by the Shareholders in connection with this Agreement and the transactions contemplated hereby on or prior to the Closing shall be deemed to be fees and expenses of Spree or the Spree Sponsor, as applicable.

14. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and permitted assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to, or shall be deemed to, create a joint venture.

15. Miscellaneous. Sections 8.5 (Governing Law), 8.7 (Construction; Interpretation), 8.10 (Severability), 8.11 (Counterparts; Electronic Signatures), 8.15 (Waiver of Jury Trial), 8.16 (Submission to Jurisdiction) and 8.17 (Remedies) of the Business Combination Agreement are incorporated herein by reference and shall apply to this Agreement, mutatis mutandis.

16. No Ownership Interest. Nothing contained in this Agreement will be deemed to vest in the Company, any Company Affiliated Party, or any Spree Affiliated Party any direct or indirect ownership or incidents of ownership of or with respect to the Subject Securities. All rights, ownership and economic benefits of and relating to the Subject Securities shall remain vested in and belong to each Shareholder, and the Company and Spree (and each other Company Affiliated Party and Spree Affiliated Party) shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of Company or exercise any power or authority to direct any Shareholder in the voting of any of the Subject Securities, except as otherwise expressly provided herein with respect to the Subject Securities. Except as otherwise set forth in Section 1, no Shareholder shall be restricted from voting in favor of, against or abstaining with respect to any other matters presented to the stockholders of Spree.

17. No Recourse. Except for claims pursuant to the Business Combination Agreement or any Ancillary Document by any party(ies) thereto against any other party(ies) on the terms and subject to the conditions therein, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Person that is not a Party, and (b) without limiting the generality of the foregoing, no Person that is not a Party shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, except as expressly provided herein. Notwithstanding anything to the contrary in this Agreement, (i) in no event shall any Shareholder have any obligations or Liabilities related to or arising out of the covenants, agreements, obligations, representations or warranties of any other Shareholder under this Agreement (including related to or arising out of the breach of any such covenant, agreement, obligation, representation or warranty by any other Shareholder), and (ii) in no event shall Spree have any obligations or Liabilities related to or arising out of the covenants, agreements, obligations, representations or warrants of any Shareholder under this Agreement (including related to or arising out of any breach of any such covenant, agreement, obligation, representation or warranty by any such Shareholder).

18. Non-Survival. The representations, warranties, agreements and covenants in this Agreement shall terminate at the Closing, except for those covenants and agreements in this Agreement that, by their terms, expressly contemplate performance or survival after the Closing (including, without limitation, Sections 1(b), 2, 3, 4(a), and 8 through and including 18) which covenants and agreements shall so survive the Closing in accordance with their terms; provided that the foregoing shall not limit any Party’s rights in the event of another Party’s Willful Breach of any agreement and covenant set forth in Section 8 prior to the Closing.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

WHC WORLDWIDE, LLC

By:	/s/ William M. George
Name:	William M. George
Title:	Chief Executive Officer

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

SPREE ACQUISITION CORP. 1 LIMITED

By:	/s/ Steven Greenfield
Name:	Steven Greenfield
Title:	Chairman of the Board

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

OFFICERS

/s/ Steven Greenfield
Name:	Steven Greenfield
Address:

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

OFFICERS

/s/ Shay Kronfeld
Name:	Shay Kronfeld
Address:

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INSIDERS

/s/ Eran (Rani) Plaut
Name:	Eran (Rani) Plaut
Address:

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INSIDERS

/s/ Nir Sasson
Name:	Nir Sasson
Address:

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INSIDERS

/s/ Shay Kronfeld
Name:	Shay Kronfeld
Address:

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INSIDERS

/s/ Joachim Drees
Name:	Joachim Drees
Address:

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INSIDERS

/s/ Steven Greenfield
Name:	Steven Greenfield
Address:

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INSIDERS

/s/ David Riemenscheider
Name:	David Riemenschneider
Address:

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

INSIDERS

/s/ Phillip von Hagen
Name:	Philip von Hagen
Address:

EXHIBIT A

Subject Securities

Shareholders	Pre-Closing Spree Class A Shares	Pre-Closing Spree Class B Shares	Pre-Closing Spree Warrants
Spree Operandi, LP	945,715	5,000,000	472,858
Total	945,715	5,000,000	472,858